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CITY NATIONAL          CITY NATIONAL
CORPORATION            BANK                                       News

400 North Roxbury Drive
Beverly Hills, California 90210



For Immediate Release
August 17, 1995

CONTACT:    Financial:                   Media:
            Frank Pekny                  J.A. Dunnigan
            City National Bank           City National Bank
            (310) 888-6700               (310) 888-6636

            Mario Garresi                Craig A. Parsons
            First Los Angeles Bank       Pondel Parsons &
            (310) 557-1211               Wilkinson
                                         (310) 207-9300


                CITY NATIONAL TO ACQUIRE FIRST LOS ANGELES BANK

       Beverly Hills, California -- City National Corporation (NYSE:CYN) today announced that City National Bank, its principal subsidiary, has signed a definitive agreement to acquire First Los Angeles Bank ("First LA") from San Paolo Bank Holding S.A. ("San Paolo") of Turin, Italy. First LA has approximately $882 million in assets as of June 30, 1995 and is based in Century City, California. Upon the completion of the acquisition, City National will remain a well-capitalized institution with approximately $3.3 billion in assets, serving well-defined markets including small to mid-size businesses, professionals, high net worth individuals, the entertainment industry and real estate sector in Southern California. The transaction involves the merger into City National Bank of First LA in exchange for $85 million in cash, subject to adjustment for


                                    - more -
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FLA Acquisition
August 17, 1995
Page 2

certain equity and reserve minimums. The transaction is also subject to regulatory approval and is expected to close within six months. Immediately prior to the closing of the transaction, San Paolo will purchase from First LA certain currently performing commercial real estate loans which now total approximately $60 million, the effect of which is to reduce the overall level of real estate loan concentration.

       Bram Goldsmith, City National chairman and chief executive officer, said "By combining two institutions which share a common philosophy, the acquisition creates multiple benefits for City National, including greater market penetration, and an expanded base of both core deposits and earning assets.

       "The combined banks create significant synergies and operating efficiencies that allow City National to increase earnings. This acquisition also represents an effective use of our excess capital," Goldsmith stated.

       A San Paolo spokesman indicated, "This transaction is consistent with San Paolo's desire to focus its United States network on wholesale banking, while concentrating its retail business in Europe. We believe, moreover, that First LA is becoming part of a very well-regarded institution whose business operations mirror its own."

       At June 30, 1995, First LA had assets of $882 million, deposits of $762 million, and equity of $77 million. It currently has 10 banking offices located in Southern California. City National had total assets of $2.8 billion and equity of $351 million at June 30, 1995. Founded more than 40 years ago, City National has 16 banking offices in Los Angeles, Orange and San Diego counties.

       City National Bank, a federally chartered commercial bank headquartered in Beverly Hills, is the principal subsidiary of City National Corporation.

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